Exhibit 10.2

May 4, 2014

Mr. Charles R. Gordon
104 Audubon Road
Sewickley, PA 15143

Re:    Appointment As Acting Chief Executive Officer

Dear Chuck:

As you are aware, due to the departure of its current Chief Executive Officer, Aegion Corporation (“Aegion”) is in need of the services of an experienced executive to fill this role on a temporary and interim basis until a search can be conducted and a successor identified and hired, and has approached you about serving in that role as an independent consultant. This letter sets out and confirms our understandings and agreements concerning your engagement as an independent contractor and consultant to fill this role. The understandings and agreements concerning this engagement are as follows:

1.    Independent Consultant Engagement. Aegion contracts with you as an independent contractor and consultant to provide the services hereinafter described, and you agree to that engagement, upon and subject to the terms of this letter agreement (“Agreement”).

2.    Services. (a) You are engaged as an independent consultant on a temporary and interim basis to function as Acting Chief Executive of Aegion, and to provide such management, consulting and executive services (“Services”), as Aegion may direct through its Board. In that capacity, you will be responsible for providing management and direction as to the day to day operations of Aegion and its subsidiaries and affiliated businesses under and pursuant to a relationship of trust and confidence, subject in all cases to the direction and control of the Board of Directors of Aegion. You will provide recommendations as a consultant regarding the strategic direction and structure of the organization. Your reporting obligations will be established from time to time by the Board of Directors.

(b)    You will at all times conscientiously perform and carry out the Services to the best of your ability and experience, using your best efforts, in accordance with applicable state and federal laws and regulations and good ethical business and marketing requirements and standards. You will comply with all laws that relate to anti-corruption, bribery, legal ethics, lobbying, kickbacks, or similar matters that are applicable to your duties or services in connection with this Agreement, and you will be expected to enforce, comply with and abide by any policies and codes of conduct of Aegion. You also will sign and agree to the terms of Confidentiality, Work Product and Non-Competition Agreement of the type required to be signed by officers of Aegion, adapted for your independent contractor status.

(c)    You will perform and provide the Services as and to the extent required at such times and in such a manner as you consider appropriate using such supplies and equipment of your own (and at your cost) that you consider necessary; provided that, for security and confidentiality reasons, Aegion will provide you during your engagement with the use of an Aegion-owned computer to use in connection with the performance of the Services and with incidental clerical assistance as needed.

(d)    You will have control over your work, how to carry out the function, the amount of time you devote to the role, and the manner in which it is performed; provided, however, that you shall dedicate such reasonable time as you and the Board consider necessary to carry out your responsibilities and provide the Services. Because you are an independent consultant, it is understood that you may (and have a right to) serve as a consultant or employee for another business. You may engage in such activities provided such engagement does not violate any agreement you sign with Aegion or create a conflict of interest or an appearance of a conflict of interest with your Services and role under this Agreement, and provided you give priority to this assignment as Acting Chief Executive Officer.

3.    Term. Your engagement under this Agreement is a temporary one, for no definite duration or term. Aegion has a right to terminate this engagement at any time on written notice to you. You have a right to terminate this engagement at any time on 60 days’ written notice to Aegion. Upon termination of this engagement, you will return all property and written and electronically-stored files, documents and information of Aegion and its subsidiaries and affiliates in your possession, and only will be entitled to receive any contractual compensation accrued but unpaid for services rendered through and ending the date of termination, and any authorized and reimbursable expenses previously incurred.

Although you will remain a Board member during the term of this engagement, you will not attend or participate in any meeting concerning, or vote on, any matter concerning your engagement or performance, and you waive any right to do so and any right to receive notice of any such meeting or vote.

4.    Contractual Compensation and Reimbursement of Expenses, No Benefits. (a) During the time you are engaged and serving as Acting Chief Executive, for the Services rendered in accordance with this Agreement:

(1)    You will be compensated for your services in accordance with this Agreement at a monthly rate of Fifty Thousand Dollars ($50,000) (pro-rated for any partial month), payable on the last business day of each month.

(2)    You will be eligible to earn a bonus for calendar year 2014 based on actual corporate financial performance against the metrics set forth in Aegion’s 2014 Annual Incentive Plan (the “2014 AIP”) on the same terms as are applicable to participants in the 2014 AIP, but with a target bonus of $600,000 and a maximum bonus opportunity of up to $1.2 million (each as based on scale in the 2014 AIP and each pro-rated for the portion of the year you serve as Acting Chief Executive).

(3)    Aegion will pay to you, within 30 days of submission of proof of payment, an amount equal to the verified cost you incurred to pay for COBRA continuation coverage during the term of this Agreement for coverage for you and your family under the group health insurance plan in which you currently participate.

(4)    You will be reimbursed for the documented cost of travel (one time per week) between your current residence in Pennsylvania and Chesterfield, Missouri (business class if available).

(5)    You will receive a housing allowance, the amount to be established by the Compensation Committee of the Board after consultation with you, based on the cost of an executive apartment in the St. Louis metropolitan area.

(6)    You will be reimbursed for the documented cost of renting, in St. Louis, Missouri, a non-luxury vehicle commensurate with your status.

(7)    You will be entitled to reimbursement for documented reasonable, ordinary and necessary travel-related and other expenses incurred in connection with the business of Aegion, provided you submit the same type of documentation and information as is required by Aegion under its corporate travel and business expense reimbursement policies.

(b)    All reimbursements also will be subject to substantiation in accordance with Aegion’s reimbursement policies.

(c)    The only compensation you will receive for your services as a consultant is the right to receive payments described in paragraph 4(a) above. Taxes shall not be withheld from payments made to you. You will be responsible for paying all taxes associated with the payments made to you under this Agreement.

(d)    You are not entitled (and specifically waive any right) to any benefits, benefit plans, rights or policies applicable or offered or available to any employees of Aegion or any of its subsidiaries or affiliates, including but not limited to worker’s compensation, unemployment insurance, incentive, bonus, health insurance, life insurance, profit sharing or pension, vacation, disability benefits, paid days off or sick leave. Nothing contained in this Agreement shall be construed to entitle you to participate in any benefit program or plan of any nature whatsoever that Aegion or any such entity provides for its employees, even if a Court, Agency or Tribunal re-classifies you as an employee.

5.    Independent Contractor Relationship. The arrangement contemplated by this Agreement is one of an independent contractor and consultant on a temporary basis, and does not create, nor is it intended to create, any employment relationship between Aegion and you. In fact, it is the essence of this Agreement that you are a self-employed independent contractor and consultant, and that the relationship between you and Aegion is that of an independent contractor. Any contrary final determination by any Board, Tribunal, Agency, or Court of competent jurisdiction shall require the amendment of this Agreement (and the parties hereto agree that this Agreement shall automatically be amended) in any way necessary to establish and create an independent contractor relationship.

6.    Payment of Taxes. You acknowledge that all payments made hereunder shall have been earned by reason of services provided by you and, accordingly, you agree to report such payments as ordinary income on your federal and state income tax returns. Aegion and you further acknowledge and agree that Aegion shall not be required to withhold, nor shall Aegion withhold, any federal or state income, social security, unemployment or other taxes or similar payments from the amounts payable to you hereunder. You shall be fully and solely responsible for all taxes (including, but not limited to, federal, state and local income taxes, FICA, FUTA, workers’ compensation and unemployment insurance taxes) related to the performance of your services pursuant to this Agreement, and shall timely make all appropriate governmental filings and timely pay all taxes, fees and charges, consistent with your status as an independent contractor. You shall defend, indemnify and hold harmless Aegion and its affiliates and their respective officers, directors, shareholders, employees and agents from all actions, claims, damages, demands, losses, liabilities, causes of action, costs and expenses, including attorneys’ fees, of any kind arising out of or related to your failure to make timely filings or timely payments of any amounts due to such governmental agencies or units.

7.    Confidential Information. You will receive Confidential Information (defined below) by reason of your performance of this Agreement under a relationship of trust and confidence. In addition to any other contractual obligations, you will maintain the secrecy and confidentiality of all Confidential Information, and never use any Confidential Information (other than for the benefit of Aegion in the course of providing services) or reveal or disclose to any of the same to others. The term “Confidential Information” shall mean any and all information concerning the business and operations of Aegion and/or any subsidiary or affiliate of Aegion that is not publicly known, including but not limited to information concerning trade secrets, business and marketing strategies, costs, expenses, revenues (broken down in segments not publicly disclosed), pricing strategies, margins, positioning strategies, customers, business plans, and litigation. Notwithstanding the foregoing, Confidential Information shall not include information which was or becomes publicly known without disclosure by you, or which was or is acquired by you from a third party who is not in breach of any confidentiality agreement with Aegion.

8.    Governing Law. This Agreement is accepted in St. Louis, Missouri and shall be governed by and construed in accordance with the internal laws of the State of Missouri, without regard to its conflict of laws principles. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit Court of Saint Louis County, Missouri or the United States District Court for the Eastern District of Missouri, which shall be the exclusive forums for such suits, and you waive any defense regarding personal jurisdiction, venue, or that these are not convenient forums.

9.    Entire Agreement, Miscellaneous Provisions. This Agreement and the Confidentiality, Work Product, and Non-Competition Agreement described above contain the agreement between the parties concerning your services and retention as an independent contractor, and supersede all prior oral or written communications and agreements between the parties concerning such subject matter. Neither this Agreement nor any of its terms may be changed, added to or waived except in a writing signed by you and the Chairman of the Board of Directors of Aegion. Subject headings are for convenience of reference and may not be utilized to interpret this Agreement. You shall have no right to assign this Agreement or delegate any responsibilities thereunder without the prior written consent of Aegion.

We are pleased and appreciative that you are agreeable to accepting this assignment on the terms outlined above. Please indicate your acceptance and agreement to the above terms by signing this letter below where indicated and returning it to me within the next seven days. Acceptance will occur on receipt in St. Louis, Missouri.

AEGION CORPORATION

By: /s/ Alfred L. Woods
Name: Alfred L. Woods
Title: Chairman of the Board of Directors

Accepted and Agreed to as
of the Date of This Letter

/s/ Charles R. Gordon
Charles R. Gordon